EXHIBIT 99.1

For further information contact:

Robert B. Harris, Ph.D.

President

Commonwealth Biotechnologies, Inc.

800-735-9224

CBI Services and FIL Announce Third Quarter Contract Signings

Contracts signed to date in 2007 total $6.7 million

RICHMOND, Va.—(BUSINESS WIRE)—Oct. 11, 2007—CBI Services and Fairfax Identity Labs (FIL), both business units within the Commonwealth Biotechnologies, Inc. group of companies (NASDAQ Capital Market: CBTE), today announced new contracts signed during the third quarter of 2007 collectively valued at approximately $2.5 million. Of this amount, nearly $500,000 is associated with new classified research programs to be conducted by CBI Services over the next year. Two new contracts for FIL are multi-year contracts extending through 2012 and are focused in paternity test analysis and forensic casework, respectively.

“CBI Services is regaining traction in government contracting after a relatively dry spell, and continues to make strides with private sector customers,” said Dr. Robert B. Harris, President of CBI. “These new contracts come on the heels of significant contract announcements made in the second quarter and bring the valuation of all new contracts at CBI Services and FIL for 2007 to slightly more than $6.7 million. We expect this trend to continue into the fourth quarter of 2007 as we are in line for additional long-term contract awards in the government and private sectors.”

“FIL has recently won long term contracts in both paternity and forensic case work contracts,” explained Thomas R. Reynolds, Executive Vice President of CBI, and Director of FIL. “This is, in part, due to FIL’s recent investment into validation of new technologies in its Forensic Lab and to FIL’s enhanced QA and accreditation status. These factors contribute significantly to our overall competitiveness for new contracts.”

About Commonwealth Biotechnologies, Inc.

The CBI group of companies offers cutting-edge research and development products and services to the global life sciences industry. CBI now operates four distinct business units: (1) CBI Services, an early entry contract research organization, (2) Fairfax Identity Laboratories, a DNA reference lab; (3) Mimotopes Pty, Ltd., Melbourne, Australia, a peptide and discovery chemistry business; and

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(4) Tripos Discovery Research, Ltd., Bude, England, a medicinal and synthetic discovery chemistry business. Collectively, CBI companies employ over 140 staff in world-class laboratories. For more information, visit CBI on the web at www.cbi-biotech.com

Forward Looking Statements

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

•	CBI will continue to experience a positive trend in contract signings in the fourth quarter of 2007 and thereafter;

•	CBI will recognize all revenues anticipated under the contracts referenced herein;

•	CBI will recognize all revenues attributable to uncompleted projects; and

•	CBI’s customers will not terminate their contracts prior to their completion.

A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:	Dr. Robert B. Harris
President, CBI
Phone: 800-735-9224
Fax: 804-648-2641

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